                                                                                                                                                                                                                                                                                                               Exhibit 99.1

FirstEnergy Corp.	For Release: May 5, 2009
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS FIRST QUARTER 2009 EARNINGS

AKRON, OH – FirstEnergy Corp. (NYSE: FE) today reported first quarter 2009 results that reflect the company’s strong financial and operational performance, despite very challenging economic conditions.

First quarter 2009 basic earnings per share were $1.02 ($1.01 diluted) on a non-GAAP(*) basis.  These results exclude the impact of regulatory charges associated with implementing the Ohio Electric Security Plan, and other special items, described below.  This compares to first quarter 2008 non-GAAP basic earnings per share of $0.88 ($0.87 diluted).

On a GAAP basis, first quarter net income was $115 million, or basic and diluted earnings of $0.39 per share of common stock, on revenue of $3.33 billion.  First quarter 2008 net income was $277 million, or basic earnings of $0.91 per share of common stock ($0.90 diluted), on revenue of $3.28 billion.

First Quarter GAAP to Non-GAAP Reconciliation

2009 2008
Basic Earnings Per Share (Non-GAAP) $1.02 $0.88

Including Special Items:
Regulatory Charges (0.55) --
Trust Securities Impairment (0.07) (0.03)
Organizational Restructuring (0.05) --
Income Tax Issue Resolution 0.04 --
Gain on Sale of Non-Core Assets -- 0.06
Basic Earnings Per Share (GAAP) $0.39 $0.91

“While we achieved solid financial and operational results during the first quarter, we continue to face significant challenges related to the slowing economy throughout our region and its effect on electricity sales,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy. “We will need to remain focused on execution for the remainder of 2009 in order to address issues related to planned generating outages, environmental spending at our Sammis Plant, and our participation in the competitive bidding process in Ohio.”

First quarter 2009 results benefited from higher average generation prices compared to the 2008 period.  Results were also driven by higher revenues related to increased wholesale sales, lower financing costs, lower fuel costs, and a lower effective income tax rate compared to the first quarter of 2008.  Results were negatively affected by higher purchased power costs, increased costs related to pension and other post-employment benefits as a result of the downturn in financial markets, higher depreciation expense, and the end of transition cost recovery for Ohio Edison and Toledo Edison.

First quarter 2009 total electric generation sales decreased 2.8 percent compared to the 2008 period.  Sales to the wholesale market increased 9.9 percent for the quarter, while retail sales were down 5.3 percent.  Total distribution deliveries decreased 6.7 percent in the quarter, primarily due to lower demand from industrial customers.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the year and for the first quarter of 2009 – is posted on the company’s Web site – www.firstenergycorp.com/ir.  To access the report, click on Q1 2009 Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area  of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, the impact of the PUCO's regulatory process on the Ohio Companies associated with the distribution rate case or implementing the recently approved ESP, including the outcome of any competitive generation procurement process in Ohio, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals' July 11, 2008 decision requiring revisions to the CAIR rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the AQC Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the NSR litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007), Met-Ed's and Penelec's transmission service charge filings with the PPUC, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs and increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing decline of the national and regional economy and its impact on FirstEnergy’s major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, and the risks and other factors discussed from time to time in its SEC filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on its business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.